Exhibit 10.16
[EXECUTION COPY]
Aurora Diagnostics Holdings, LLC
114 Via Verde Way
Palm Beach Gardens, Florida 33418-6205
June 2, 2006
Summit Ventures VI-A, L.P.
SV VI-B Aurora Holdings, L.P.
Summit Ventures VI-B, L.P.
Summit VI Advisors Fund, L.P.
Summit VI Entrepreneurs Fund, L.P.
Summit Investors VI, L.P.
Summit Partners Private Equity Fund VII-A, L.P.
SPPE VII-B Aurora Holdings, L.P.
Summit Partners Private Equity Fund VII-B, L.P.
222 Berkeley Street — 18th Floor
Boston, Massachusetts 02116
Re:	Management Rights
Ladies and Gentlemen:
     This letter will confirm our agreement that effective upon your purchase of Class A Units (the “Class A Units”) of Aurora Diagnostics Holdings, LLC, a Delaware limited liability company (the “Company”), each of you will be entitled to the following contractual management rights, in addition to rights to certain non-public financial information, inspection rights and other rights that you may be entitled to pursuant to that certain Unit Purchase Agreement, dated as of the date hereof, and the other agreements referenced therein that have been entered into on the date hereof:
     (1) You shall be permitted to consult with and offer advice to management of the Company and its subsidiaries on significant business issues, including management’s proposed annual operating plans, and management will make itself reasonably available to meet with you at the Company’s facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans.
     (2) You may examine the books and records of the Company and its subsidiaries and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the Company’s and its subsidiaries’ financial condition and operations, provided that access to highly confidential proprietary information and facilities need not be provided hereunder.
     (3) If and for so long as you do not have a representative on the Company’s Board of Managers, the Company shall invite you to send your representative to attend in a nonvoting observer capacity all meetings of its Board of Managers and, in this respect, shall give your representative copies of all notices, minutes, consents, and other material that it provides to its Managers at the same time and in the same manner provided to Managers; provided, however, that the Company reserves the right to exclude your representative from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons.

June 2, 2006

The rights described herein shall terminate and be of no further force or effect upon the earlier to occur of (i) the closing of an initial public offering of shares of the Company’s (or its corporate successor’s) capital stock pursuant to a registration statement filed by the Company (or its corporate successor) under the Securities Act of 1933 which has become effective thereunder (other than a registration statement relating solely to employee benefit plans or a transaction covered by Rule 145) and (ii) each of you ceasing to own any Class A Units (or any other equity interests of the Company issued in exchanged therefor). All covenants and agreements in this letter by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

Very truly yours, AURORA DIAGNOSTICS HOLDINGS, LLC
By:	/s/ James C. New
	Name:	James C. New
	Title:	Chief Executive Officer/President